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                                                                  Exhibit (a)(4)

                             AMENDMENT NO. 1 TO THE

                              DECLARATION OF TRUST

                                       OF

                          CCM ADVISORS INVESTMENT TRUST

                  The undersigned, being the sole Trustee of CCM Advisors Investment Trust, a Delaware business trust (the "Trust"), does hereby amend the Declaration of Trust of the Trust as follows:

ARTICLE 1, SECTION 1.1

         Article 1, Section 1.1 is deleted and the following is inserted in lieu thereof:

                  SECTION 1.1. NAME. This Trust shall be known as the CCMA Select Investment Trust and the Trustees shall conduct the business of the Trust under that name or any other name or names as they may from time to time determine.

ARTICLE 4, SECTION 4.9.2

         Article 4, Section 4.9.2 is deleted and the following is inserted in lieu thereof:

                  SECTION 4.9.2. ESTABLISHMENT AND DESIGNATION. The Trustees shall have exclusive power without the requirement of Shareholder approval to establish and designate separate and distinct Series of Shares and with respect to any Series of Shares, to establish and designate separate and distinct Classes of Shares. The establishment and designation of any Series (in addition to those established and designated in this Section below) or Class shall be effective upon the adoption by a majority of the Trustees of a resolution that sets forth such establishment and designation and the relative rights and preferences of such Series, whether directly in such resolution or by reference to, or approval of, another document that sets forth such relative rights and preferences of such Series including without limitation, any Registration Statement, or as otherwise provided in such resolution. At any time the Trustees may by resolution adopted by a majority of their number, and evidenced by an instrument executed by the Secretary or an Assistant Secretary of the Trust, abolish


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         that Series and the establishment and designation thereof and redeem the Shares therein. Each instrument referred to in this paragraph shall have the status of an amendment to this Declaration of Trust. Without limiting the authority of the Trustees to establish and designate any further Series or Classes, the Trustees hereby establish and designate the following two (2) initial Series, the shares of which shall all be of one Class: CCMA Select Money Market Fund and the CCMA Select International Core Equity Fund.

Dated as of July 13, 2001

                                                /s/ Douglas D. Peabody
                                          --------------------------------------
                                          Name:  Douglas D. Peabody, Trustee